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                                EXHIBIT 99.(a)(5)

              LUCID SCREENS AND FORM OF ELECTRONIC EXCHANGE OFFER
                          ELECTION AND WITHDRAWAL FORM

Welcome to the Lucent Exchange Offer Transaction Web Site where you can view a summary of your current stock options through LUCID, a secure internal transaction site at Lucent.

Here you'll see a summary of your Lucent stock option grants. Records of these grants are maintained and held by Salomon Smith Barney, UBS Paine Webber or Mourant - Lucent's stock option plan administrators. While every effort has been made to reflect current data, it is updated at least monthly and may not show recent activity. Please review your summary closely and make sure the data reflects your understanding of your holdings. If you believe there are errors in your summary, please submit a Lucent Exchange Offer Support Request.

After you've reviewed your summary, there are several steps to take before you decide whether or not the Exchange Offer, dated April 22, 2002, is right for you.

These web pages are designed to assist you in completing your Exchange Offer Election and Withdrawal Form in connection with the offer. They are NOT a complete summary of the offer and are NOT the definitive offer to exchange. You can review the text of the offer to exchange (which includes a summary) and print out a copy of the definitive offer to exchange from the Lucent Exchange Offer Web Site. We urge you to carefully read the full text of the offer to exchange and related documents before you decide whether, or to what extent, to elect to participate in the offer.

Review Your Personal Stock Option Summary

Your personal stock option summary below lists your eligible grants for exchange. Ineligible options are displayed in gray at the bottom of the table. Grants are sorted by grant price. If you believe any of your grants are missing or any of the data below is incorrect, please submit a Lucent Exchange Offer Support Request [Link to Support Request E-mail].

                                 Current Options

Grant   Vesting    Grant   Shares    Shares   Shares     Shares      Shares        Expir-   Source
Date    Schedule   Price   Granted   Vested   Unvested   Exercised   Outstanding   ation
                                                                                   Date


Total Grants: ________ Shares Vested________( ____%) Shares Exercised _____ Shares Granted ________ Shares Unvested _______ ( _____%) Shares Outstanding

Total Grants Eligible for Exchange: ____
Total Shares Eligible for Exchange: ____
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Model Your Election Choices

                Exchange Ratios
------------------------------------------
   Grant Date/Price               Ratio
------------------------------------------
$50.0000 and over              6.00 : 1.00
$40.0000 - $49.9999            4.00 : 1.00
$25.0000 - $39.9999            2.00 : 1.00
$12.1400 - $24.9999            1.25 : 1.00
After October 21, 2001         1.00 : 1.00


The information below shows the number of shares in your stock options before and after the exchange, for each election choice. If there is any fractional share remaining after the total number of shares in your new grant has been determined, it will be rounded up to a whole share. Shares not exchanged are displayed in gray below.

                                                                  Election Choices
                                              -------------------------------------------------

Grant Date   Grant   Shares        Exchange     A         B            C          D        E
yyyy/mm/dd   Price   Outstanding   Ratio      (all)   (>$12.14)   (>$16.0313)   (>$30)   (none)
-----------------------------------------------------------------------------------------------


                          New Grant Shares
                      Shares Not Exchanged
               Total Shares After Exchange
               Total Shares to be Canceled


Calculator:
Grant Price $ _______
Stock Price $ _______
[Calculate Button]

If you enter a hypothetical grant price and stock price into the calculator, you can see what the potential gain on your Lucent stock options would be for each of your possible election choices.

1. Enter a hypothetical Grant Price for our new options, expected to be granted on November 25, 2002.
2. Enter a hypothetical Stock Price for a date on which you may exercise your options.
3. Click 'calculate'.

The calculator assumes that all options are fully vested and exercisable. There are other factors, such as vesting and term, which you should consider when making your election choice. Keep in mind that the prices you enter are hypothetical, and the results of the calculator will reflect solely the grant price and hypothetical stock price you choose to model. There is no assurance that the Lucent stock price will reflect the prices you enter in the calculator, or that there will be any gain on your Lucent options. The examples do not represent or predict the actual result of the offer.

                                                                        Election Choices
                                                    ---------------------------------------------------

Grant Date     Grant     Shares          Exchange     A          B             C            D       E
yyyy/mm/dd     Price     Outstanding     Ratio      (all)    (>$12.14)    (>$16.0313)    (>$30)   (none)
--------------------------------------------------------------------------------------------------------

                                New Grant Shares
           Hypothetical Gain on New Grant Shares
                            Shares Not Exchanged
       Hypothetical Gain of Shares Not Exchanged
                     Total Shares After Exchange
Hypothetical Gain of Total Shares After Exchange
                     Total Shares to be Canceled


Exchange Offer Election and Withdrawal Form
--------------------------------------------

Submit your election choice by first selecting one of A through E below, and then clicking "Accept and Submit." Any election choice you submit will override any previous election choice. If you do not properly complete and deliver this form to us before the offer expires, you will have elected to exchange no options.

I elect ONE of the following choices:

( ) A Exchange all my eligible options with a grant price of $12.14 per share and greater and all outstanding options that were granted to me after October 21, 2001.

( ) B Exchange all my eligible options with a grant price greater than $12.14 per share and all outstanding options that were granted to me after October 21, 2001.

( ) C Exchange all my eligible options with a grant price greater than $16.0313 per share and all outstanding options that were granted to me after October 21, 2001.

( ) D Exchange all my eligible options with a grant price greater than $30.00 per share and all outstanding options that were granted to me after October 21, 2001.

( ) E       Exchange no options.


- Before you complete this form, you should carefully read the offer to exchange and all other related documents that we make available to you.

- Your submission of this form signifies your decision to accept, modify, reject or withdraw any previous election.

- If you wish to change a previously submitted election choice, you may do so at any time prior to the expiration of this offer. If you wish to withdraw a previously submitted election choice and not participate in this offer, you must submit election choice E. However, you cannot accept the offer, make any changes to any prior election, or withdraw your election after 11:59 p.m. Eastern Time on the date the offer expires.
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-  The last properly completed and submitted Exchange Offer Election and
   Withdrawal Form that we receive before 11:59 p.m. Eastern Time on the date the offer expires will be deemed to be your irrevocable election.

I have received the offer to exchange and accept its terms. I authorize and direct Lucent Technologies Inc. to cancel the options in the election choice I have selected in exchange for Lucent's Promise to Grant New Stock Option.

[Accept and Submit Button]